Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-283708, 333-290306, and 333-291926), Form S-3 (File Nos. 333-265691 and 333-269088) and Form S-8 (File Nos. 333-249280, 333-249281, and 333-262090) of AIxCrypto Holdings, Inc. (formerly known as Qualigen Therapeutics, Inc.) of our report dated June 30, 2025, relating to the consolidated financial statements of AIxCrypto Holdings, Inc. as of and for the year ended December 31, 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 30, 2026